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Exhibit 10.17

LICENCE AGREEMENT

by and between

GENTIUM S.p.A.

        (Fiscal Code and Vat Code No. 02098100130), with legal offices in Piazza XX Settembre, no2, 22079 Villa Guardia (CO), acting through its President and Managing Director Ms. Laura Iris Ferro and domiciled for his office for the purposes of this agreement at the offices of the Company (hereinafter referred to as "GENTIUM")

and

CRINOS S.p.A.

        (Fiscal Code and Vat Code No. 03481280968), with legal offices in Milan, via Pavia 6, acting through its Managing Director Mr. Enrique Hausermann and domiciled for his office for the purposes of this agreement at the offices of the Company (hereinafter called "CRINOS").

DEFINITIONS

        For the purposes of this Agreement, all capitalised terms used herein, other than proper nouns, are defined as follows:

  •
  "Affiliate" means, with respect to each party, any company owned, controlled, or controlling, directly or indirectly, to the extent of fifty percent (50%) or more of the shares or outstanding securities of either Party;

  •
  "A.I.C." shall mean the marketing authorisations relevant to the Product issued by the MOH.

  •
  "Defibrotide" means a poli-desoxi-ribonucleotide extracted from swine mucose;

  •
  "Know-how" means the whole of technical and scientific information, which are secret and substantial;

  •
  "MOH" means the Italian Ministry of Health;

  •
  "Patents" means the patents described in Exhibit A;

  •
  "Product" means the pharmaceutical products for human use only, containing Defibrotide as the sole therapeutically active ingredient for the forms defined in the Exhibit B, and being commercialised under the Trademark "Noravid";

  •
  "Territory" means Italy, San Marino and Città del Vaticano;

  •
  "Net Sales" means the sales of the Product as invoiced in the Territory, by CRINOS, less normal trade returns, cash and trade discounts.

  •
  "Accounting Period" shall mean the quarters ending 31st March, 30th June, 30th September and 31st December.

  WITNESSETH

  A.
  WHEREAS, GENTIUM is the sole owner of the Patent;

  B.
  WHEREAS GENTIUM has already granted to CRINOS, on May 17th, 2002, a semi exclusive gratuitous license (the "Prociclide Contract") in order to distribute, promote and sell the Product containing Defibrotide within the Territory, under the trademark "Prociclide".

  C.
  WHEREAS CRINOS, in the "Prociclide Contract", acknowledged that Sirton Pharmaceuticals S.p.A. (formerly known as CRINOS Industria Farmacobiologica S.p.A) entered into a semi exclusive license and supply contract with Roussel Maestretti S.p.A. (now Aventis) on December 20th, 1985 (the "Aventis Contract") pursuant to which the licensee granted a semi-exclusive license to Aventis for the sale and commercialisation in Italy of the products containing the active ingredient "Defibrotide" under the trademark "Noravid", owned by Aventis;

  D.
  WHEREAS CRINOS and Aventis have reached an agreement in order for CRINOS to purchase the trademark "Noravid" owned by Aventis and the relevant A.I.C.;

  E.
  WHEREAS GENTIUM has given its consent to Aventis, pursuant to the Aventis contract, in order to sell the trademark "Noravid" and the relevant AIC to CRINOS;

  F.
  WHEREAS GENTIUM and Aventis has agreed to terminate the Aventis contract, effective from the publication on the Gazzetta Ufficiale of the Decree of transfer of the A.I.C. to CRINOS;

  G.
  WHEREAS CRINOS S.p.A. as new owner of the Italian Trade Mark "Noravid" formerly owned by Aventis and of A.I.C. 02608052 (capsules) and 026086025 (ampoules) now wishes to obtain the rights to distribute, promote and sell the Products containing Defibrotide within the Territory also under the trade mark "Noravid";

  H.
  WHEREAS, GENTIUM is willing to grant the right to promote, market, sell and distribute the Products to CRINOS in the Territory upon the following terms and conditions:

        NOW, THEREFORE, the parties agree as follows:

ARTICLE 1—WHEREAS CLAUSES AND ANNEXES

        The definitions, whereas clauses and the annexes shall be considered as an integral part of this agreement.

ARTICLE 2—APPOINTMENT

2.1.
GENTIUM hereby grants CRINOS with a non-exclusive license to use the know-how and Patent to market under the trade mark "Noravid", in the Territory, the Products containing the patented active ingredient in the current therapeutic indications and also with regard to the indications the MOH will grant within the procedure of revision of the Product.

2.2.
It is understood that the execution of the present license contract will not affect the right of GENTIUM to grant to a third party a semi-exclusive license pursuant to article 2.1. of the "Prociclide Contract" entered with CRINOS on May 17th, 2002.

2.3.
CRINOS undertake to have the Products manufactured and supplied exclusively by Sirton Pharmaceuticals S.p.A. With regard to the terms and conditions for such manufacturing and supply, the parties refer to the production agreement stipulated between CRINOS and Sirton Pharmaceuticals S.p.A. on 17 May 2002 (the "Manufacturing and Supply Agreement"), which shall apply also to the Products commercialised under the trademark "Noravid". It is however understood that, with regard to the prices and payment terms, clause 4.5, first part, of the Manufacturing and Supply Agreement shall not apply to "Noravid". Such product, being related to "Defibrotide", as well as the product commercialised under the trademark "Prociclide", shall be regulated by the second part of article 4.5 of the Manufacturing and Supply Agreement, providing for an yearly updating of the price, according to the ISTAT-Index and for a revision of the price, every two years, made by the Parties in good faith, in consideration of any change in the prices of components and materials, of the utilities and personnel and Quality costs.

2.4.
In consideration of the consent given by GENTIUM to Aventis, pursuant to the Aventis Contract, in order to sell the trademark "Noravid" and the relevant AIC to CRINOS and of the consequent renunciation by GENTIUM to all the rights on the trademark and AIC, the Parties agree that, CRINOS shall pay to GENTIUM a 3% (three percent) royalty on Net Sales. Such payment will start once the AIC has been granted to CRINOS as per Article 11.1.

2.5.
The royalties due to CRINOS pursuant to Article 2.4 here above shall be paid within 60 (sixty) days after the end of each successive Accounting Period, in respect of the Net Sales made in that Accounting Period.

2.6.
In consideration of the above, SIRTON declares to waive to any eventual further right to be compensated/indemnified for the termination of the Aventis Contract, in particular with reference to Article 2.2 of the Prociclide Contract.

ARTICLE 3—SUPPLY OF SCIENTIFIC/TECHNICAL INFORMATION, KNOW HOW AND ASSISTANCE

3.1.
GENTIUM agrees to provide to CRINOS the existing technical information, know how and scientific assistance, reasonably required by CRINOS to market, promote and sell the Product according to the present Agreement.

3.2.
Personnel designated by CRINOS shall be given a reasonable opportunity to study the Product and its scientific data and to discuss such information with GENTIUM representatives (experts, specialists). CRINOS shall let GENTIUM know in great advance, in writing, the names, interests and qualifications of the aforesaid personnel in order for GENTIUM to have ample time to organize and provide the reasonable information needed.

3.3.
CRINOS shall not engage in any development activities, including, without limitation, clinical trials, with respect to the Product without the prior written consent of GENTIUM.

3.4.
Should CRINOS, for any reason or event, know or obtain any know how and/or any innovation apt to be patented, it is understood that GENTIUM will be the only owner of any rights deriving from such know how or innovations.

3.5.
The PARTIES shall inform each other promptly (for serious and unexpected ADR'S within 24 hours from knowledge) of all knowledge and of any new findings reflecting on the safety of Product which come to either Party's attention during the term of this Agreement.

3.6.
Each Party agrees to provide the other with all the necessary, reasonable, requested assistance in order to comply with all post approval, including but not limited to Periodic Safety Update Report.

3.7.
CRINOS shall maintain at all time an effective tracking system of recall of the Product within the territory.

ARTICLE 4—PROMOTION AND CLINICAL STUDIES

4.1.
CRINOS will engage its best efforts to develop the sales of the Product in the Territory.

4.2.
CRINOS shall promote the Product using only sales, advertising and promotional materials which are compatible with the determination of the Product indications, and the use of which does not violate any applicable law. In any case CRINOS will submit any promotional material to GENTIUM in advance and GENTIUM will have the right to approve it. In order to ensure consistency of Promotional Material with the scientific and clinical profile of the Product, CRINOS shall only use Promotional Materials which have been approved in writing by GENTIUM as to the accuracy of their technical, scientific and medical content. GENTIUM shall provide CRINOS with motivated reasons in case of its refusal.

ARTICLE 5—OBLIGATIONS DERIVING FROM LAW DECREE No. 196/2003

        The Parties undertake and guarantee that they will comply with the provisions contained in Law Decree No. 196 of June 30, 2003, regarding the protection of personal data, making any communication which should be necessary and obtaining any authorisation of the Guarantor which should become necessary for the execution of this agreement.

ARTICLE 6—CONFIDENTIALITY

6.1.
Neither party shall disclose any information received from the other party or an Affiliate of the other party pursuant to this Agreement or to any previous agreements between the parties or their Affiliates relating to the Product without the other party's written consent. Such information is confidential and proprietary.

  This obligation of confidentiality does not apply to:

  1)
  information which is or was known to the receiving party at the time of its disclosure pursuant to this Agreement or any previous agreement as established by such party's or its Affiliates' written records;

  2)
  information disclosed to the receiving party by a third party (other than its Affiliates) having the right to disclose such information;

  3)
  information which becomes patented, published or otherwise part of the public domain as a result of acts of the disclosing party or of a third party obtaining such information and having the right to disclose the same.

  4)
  Information that have to be disclosed by virtue of any applicable disposition of law.

6.2.
Each party agrees that it shall not use confidential information obtained as set forth in Article 6 above for any purpose other than that indicated in this Agreement without the prior written approval of the other party. This obligation is not breached by the sale of Units and Samples embodying such information., pursuant of the terms of this agreement.

  The parties agree that the provision set forth in this article 6 survives after expiration and/or termination for any reason of this agreement until the confidential information becomes of public knowledge, without any breach of this clause made by CRINOS.

ARTICLE 7—RELATIONSHIP

        The parties are independent contractors. Neither party is an employee, officer, agent, partner, business representative or legal representative of or joint venture with the other party. Neither party has authority to assume any obligation on behalf of the other party and shall not hold out to third parties that it has any authority to act on the other party's behalf. Neither party shall take any action that might mislead or confuse third parties in this regard. Each party shall be responsible for its own expenses and shall not incur expenses for the other party's account unless expressly authorised in writing to do so by the other party.

ARTICLE 8—DISCLOSURES

8.1.
Each party agrees that, except as may be required by law, it shall not disclose the substance or details of this Agreement, except as required to disclose to any of its Affiliates in the performance of its obligations or exercise of any of its rights hereunder, without the prior written consent of the other party. In cases in which disclosure may be required by law, the disclosing party, prior to such disclosure, shall promptly notify the non-disclosing party of the contents of the proposed disclosure.

8.2.
Consistent with applicable law, the non-disclosing party shall have the right to recommend/suggest reasonable changes or objections to the disclosure to protect its interests. The disclosing party shall not unreasonably refuse to include such changes in its disclosure.

ARTICLE 9—COMPLIANCE WITH LAW

        Each of the party shall not take any action which would, or fail to take any action where such failure would, directly or indirectly result in or constitute a violation by CRINOS or GENTIUM of any applicable law, treaty, ruling or regulation. In performing its obligations under this Agreement, neither party nor any person acting on its behalf shall make, directly or indirectly, any offer or promise or authorise bribes, kickback, payoff or any other payment or gift intended to improperly influence an agent, government official, political party or candidate for public office to exercise their discretionary authority or influence in order to assist in the sale, marketing, promotion, importation, licensing or distribution of the Products.

ARTICLE 10 TERM (NATURAL EXPIRATION) AND TERMINATION

10.1.
The present Agreement will be effective and binding for the Parties starting from the date of the publication on the Gazzetta Ufficiale of the transfer decree of the AIC n. 02608052 (capsules) and 026086025 (ampoules) to CRINOS.

10.2.
Unless terminated by either party in accordance with the provision of clause 10.3, this agreement shall remain valid and in force at least till the expiration of the Patent on the Product. Notwithstanding the above this agreement shall remain valid between the parties at the same conditions for renewable periods of 3 years each in case the market life or the Product will be deemed in good faith by the Parties to survive after the expiration of the Patent.

10.3.
Without any prejudice to the other cases of early termination set forth in this Agreement, this Agreement may be also terminated prior to the expiration of the term set forth in Article 10.2 in the event one of the following conditions occur:

1)
either party's giving 60 days' notice to the other party of a stated breach of any of the terms and conditions of this Agreement by the other party and the other party's failure to cure its breach within the 60 days' notice period provided.

2)
either party's giving 60 days' notice to the other party if an event of force majeure under Article 15 continues for more than twelve (12) months, it is clearly understood between the parties that this clause can be applied only under request of the party that is not affected by the event of force majeure;

3)
without notice, in case of communication from either party to the other party in the case of any declaration of bankruptcy or insolvency, appointment of a receiver by a court of competent jurisdiction, assignment for the benefit of creditors, or institution of liquidation proceeding by or against the other party;

10.4.
GENTIUM will have the right to terminate this agreement in case CRINOS ceases to have the Product manufactured by Sirton Pharmaceuticals S.p.A. except that GENTIUM consents to change the manufacturer, being however understood that such right to terminate the contract is conditioned to the fact that Sirton Pharmaceuticals S.p.A. will respect the price and payment terms provided in Section 4.1 and 4.5 second paragraph of the Production Agreement between CRINOS and Sirton Pharmaceuticals S.p.A..

10.5.
This agreement shall be terminated by the non infringing party pursuant to Article 1456 of the civil code in the event of non compliance of the other party with the essential agreements referred to articles 2.3, 2.4, 3.3, 3.4, 3.5, 3.6, 3.7, 4.2, 10.4, 16.

ARTICLE 11—CONSEQUENCES OF TERMINATION

        In the event of termination of this Agreement according to Article 10 and the following Article 16, CRINOS shall stop using and:

1)
at GENTIUM's request, return to GENTIUM all confidential or proprietary information and material supplied by GENTIUM to CRINOS pursuant to this Agreement;

2)
at GENTIUM's option, either:

(i)
cancel the Registration;

(ii)
assign the Registration to GENTIUM or GENTIUM's designee;

3)
not use any of the Trademark, or any trade name, trade dress, service marks or devices applied to or used in association with the Product except for the purposes of selling its remaining inventory of the Product.

4)
not to use the Patent in any way.

5)
both parties shall continue to be bound by the provisions of Article 6 above for a period of five (5) years after termination of this Agreement.

ARTICLE 12—NOTICES

        All notices shall be in writing addressed to the parties at the addresses set forth above. Notices shall be effective when delivered personally or sent by telex, TWX, facsimile or other telegraphic mode or when sent by registered or certified mail, postage prepaid, so addressed. By notice a party may change its address for future communications.

ARTICLE 13—WAIVER

        No failure on the part of either party to exercise, and no delay in exercising any right or remedy shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any further or other exercise of such right or remedy. All rights and remedies under this Agreement are cumulative and shall not be deemed exclusive of any other rights or remedies provided by law.

ARTICLE 14—FORCE MAJEURE

14.1.
Failure of either party to perform its obligations under this Agreement (excepting the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused or occasioned by act of God, or the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes, or other labour trouble, interruption of or delay in transportation, compliance with any order, regulation or request of any government of competent jurisdiction or any officer, department, agency or committee thereof, including requisition or allocation or establishment of priority, or by compliance with a request authorised by such governmental authority of any manufacturer for material to be used by it, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control of the party so failing.

14.2.
The party suffering an event of force majeure shall immediately notify the other party and both parties shall co-operate in good faith in order to minimise the damages for both parties.

ARTICLE 15- DISPUTE RESOLUTION

        Any disputes between the parties relating to, arising out of or in any way connected with this Agreement, with any term or condition hereof, with the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be exclusively submitted to the Court of Milan.

ARTICLE 16—PROHIBITION OF ASSIGNMENT and SUBLICENSE

16.1
Each of the party shall not assign this agreement to third not Affiliated companies without the prior written consent of the other party.

16.2
CRINOS shall not sublicense the Patent or dispose in any way of it without the prior written consent of GENTIUM.

ARTICLE 17—DUTY OF DISCLOSURE

        CRINOS undertakes to inform GENTIUM within 10 days of any change in the ownership of the company.

ARTICLE 18—SEVERABILITY

        If any Article or part thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of the Article or the other Articles and each shall remain in full force and effect.

ARTICLE 19—GOVERNING LAW

        The laws of Italy shall govern the interpretation, performance and enforcement of this Agreement.

ARTICLE 20—ENGLISH LANGUAGE

        The English language version of this Agreement shall be controlling notwithstanding any translation of the Agreement made for any purpose.

ARTICLE 21—REGISTRATION TAX.

        The parties acknowledge that this Agreement is subject to value added tax and consequently is eligible for registration tax only in case of use and at a fixed rate, pursuant to article 5 and 40 of Presidential Decree No. 131, dated April 26, 1986.

        IN WITNESS WHEREOF each of the parties has by their duly authorised representatives executed this Agreement as of the date written below.

GENTIUM S.p.A	CRINOS S.p.A.
/s/ DOTT.SSA LAURA IRIS FERRO Name: Dott.ssa Laura Iris Ferro President and Managing Director	/s/ DOTT. ENRIQUE HAUSERMANN Name: Dott. Enrique Hausermann Managing Director
15/7/04	15/07/04
Date	Date

        The following clauses are expressly accepted pursuant to Articles 1341 and following of the civil code: 2.1, 2.2, 2.3, 3.3, 3.4, 3.5, 4.2, 11, 15, 10.2, 10.3, 10.4, 16, 19.

GENTIUM S.p.A	CRINOS S.p.A.
/s/ DOTT.SSA LAURA IRIS FERRO Name: Dott.ssa Laura Iris Ferro President and Managing Director	/s/ DOTT. ENRIQUE HAUSERMANN Name: Dott. Enrique Hausermann Managing Director
15/7/04	15/07/04
Date	Date

GENTIUM- CRINOS

LICENSE AGREEMENT

EXHIBIT A

PATENT

        Procedimento per l'ottenimento di polidesossiribonucleotidi clinicamente definiti e riproducibili e prodotto farmacologicamente attivo risultante.

Reg. No.	Filed on
IP 11903131	17.04.1986

GENTIUM- CRINOS

LICENSE AGREEMENT

EXHIBIT B

PRODUCTS

        AIC Number 02608052 21 capsules 400mg

        AIC Number 026086025 10 ampoules 2,5ml 200mg

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  Exhibit 10.17
LICENCE AGREEMENT
GENTIUM- CRINOS LICENSE AGREEMENT EXHIBIT A
GENTIUM- CRINOS LICENSE AGREEMENT EXHIBIT B